Exhibit 5

September 17, 2025

Best Buy Co., Inc.
7601 Penn Avenue South
Richfield, MN  55423

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Best Buy Co., Inc., a Minnesota corporation (the “Company”), in connection with a Registration Statement on Form S-8 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to 15,730,000 shares of common stock of the Company, par value $0.10 per share (the “Shares”), to be issued by the Company under the Best Buy Co., Inc. 2020 Omnibus Incentive Plan (the “Omnibus Plan”) and $50,000,000 of deferred compensation obligations (the “Obligations”) which represent unsecured obligations of the Company to pay deferred compensation in the future in accordance with the terms of  the Best Buy Co., Inc. Sixth Amended and Restated Deferred Compensation Plan (the “DC Plan”).

We have examined such documents and have reviewed such questions of law as we have considered necessary or appropriate for the purposes of our opinions set forth below. In rendering our opinions set forth below, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Company, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties. As to questions of fact material to our opinions, we have relied upon certificates or comparable documents of officers and other representatives of the Company and of public officials.

50 South Sixth Street | Suite 1500 | Minneapolis, MN | 55402-1498 | T 612.340.2600 | F 612.340.2868 | dorsey.com

Best Buy Co., Inc.
September 17, 2025

Based on the foregoing, we are of the opinion as of the date hereof that the Shares, when issued and delivered in accordance with the terms of the Omnibus Plan, will be validly issued, fully paid and non-assessable, and the Obligations, when issued and delivered in accordance with the terms of the DC Plan, will be valid and binding obligations of the Company, enforceable in accordance with their terms, except as enforcement thereof may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws of general applicability relating to or affecting creditors’ rights or general equity principles..

In addition, the DC Plan is designed to be a top-hat plan for the purposes of providing deferred compensation for a select group of management or highly compensated employees within the meaning of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). The provisions of the written DC Plan document comply with the ERISA requirements applicable to top-hat plans. We express no opinion as to whether the DC Plan is being operated by the Company as a top-hat plan under ERISA, or whether the employees that the Company has deemed eligible to participate in the Plan would constitute a select group of management or highly compensated employees.

Our opinions expressed above are limited to Title I of ERISA and the Minnesota Business Corporation Act.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Dorsey & Whitney LLP

CCH/MJV